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                                                                       Exhibit 1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered as of March 12, 1999, by and between FIX-CORP INTERNATIONAL, INC. (the "Company"), a Delaware Corporation, Hershhorn & Trichon, L.L.C. ("H&T"), a Pennsylvania limited liability company, and the individual shareholders of the Company whose names appear as signators below (the "Shareholders").

                                   BACKGROUND

         The Company has recently filed a petition under Chapter 11 of the United States Bankruptcy Code and is operating as a debtor in possession. The Company desires to employ H&T to provide senior executive employment to the Company and H&T desires to accept such an assignment on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Company and H&T hereby agree:

     1. ENGAGEMENT. The Company hereby engages H&T and H&T hereby agrees to perform employment during the Initial and any Renewal Term(as those terms are defined below) -

     2. EMPLOYMENT. H&T will provide the employment of its three members to perform the following roles for the Company:

         (a) Mark P. Hershhorn - Chairman of the Board and Chief Executive Officer;

         (b) James L. Trichon - Executive Vice President;

         (c) Constantinos I. Costalas - Chief Operating Officer.

The members of H&T (the "Executives") will accept such employment with the Company and will perform and fullfill such duties that are reasonably assigned to them by the Chief Executive Officer and the Board of Directors of the Company ("the Board"), and will devote their best efforts and attention to the performance and fulfillment of their duties and to the advancement of the interests of the Company, subject only to the direction, approval, control and directives of the Chief Executive Officer and the Board of Directors (the "Employment"). Nothing contained herein shall be construed, however, to prevent the Executives from trading in or managing, for their own accounts and benefit, in stocks, bonds, securities, real-estate, commodities or other forms of investments


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(subject to law and Company policy with respect to trading in competitive securities).

     3. PLACE OF PERFORMANCE. The Company acknowledges that H&T will perform the employment from its headquarters in the Philadelphia, Pennsylvania metropolitan area, except as otherwise required by the Board of Directors. The Company will furnish H&T with office space, secretarial assistance and such other administrative facilities and services as are reasonably necessary, sufficient and satisfactory to H&T for the performance of the employment.

     4. TERM. H&T's engagement under this Agreement will commence as of March 12, 1999 (the "Commencement Date") and will, unless sooner terminated in accordance with the provisions hereof, continue uninterrupted for an initial three-year term (the "Initial Term"), which will expire on March 31, 2002. Thereafter, the Initial Term will be automatically renewed for successive one-year periods (a "Renewal Term") unless terminated by either party upon sixty
(60) days' written notice prior to the end of the Initial or any Renewal Term.

     5. COMPENSATION.

         (a) BASE ANNUAL WAGE. During the Initial Term, H&T will be paid a base annual wage of $450,000 (the "Base Wage") which will be payable in equal monthly installments during the Term. The Base Wage may be increased from time to time by the Board of Directors as conditions warrant including, but not limited to, H&T's performance record.

         (b) INCENTIVE COMPENSATION. The Board of Directors will establish a plan (the "Plan") for the purpose of providing incentive compensation to H&T. The amount of the incentive compensation payable under the Plan will be based on performance in accordance with the provisions of the Plan as determined by the Compensation Committee of the Board of Directors. Incentive compensation payable under this subparagraph will be paid at the normal time for payment of executive bonuses.

         (c) HEALTH INSURANCE AND OTHER BENEFITS. During the Initial and any Renewal Term, the Company will cause the Executives to receive or be reimbursed for all employee benefits offered by the Company to its Senior Executives and key management employees, including, without limitation, all pension, profit sharing, stock options, retirement, salary continuation, deferred compensation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement, survivor income, life insurance


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and any other benefit plan or arrangement established and maintained by the
Company, subject to the rules and regulations then in effect regarding participation therein. Unless such change is required by Federal, state, or local law, the Company will not make any changes in any employee benefit plan or arrangement that would result in a disproportionately greater reduction in the rights of, or benefits to, the Executives as compared with any other senior executive of the Company.

         (d) REIMBURSEMENT OF EXPENSES. H&T will be reimbursed for ordinary and reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of employment, provided that H&T will submit to the company such statements and other evidence supporting said expenses as the Company may reasonably require.

     6. STOCK OPTIONS.

         (a) The Company hereby grants to H&T non-qualified options (the "Options") to purchase 2,000,000 shares (the "Shares") of the Company common stock, $.01 par value, which Options may be exercised by H&T if but only if a management sponsored plan of reorganization is approved in which event the Options may be exercised at any time during the five years following the data of this Agreement. subject to the same terms that would apply if the options were granted under the Company's 1997 Stock Option Plan (the "Stock Option Plan").

         (b) The exercise price of the Options will be the closing price of the Company's common stock as listed in the NASDAQ Bulletin Board Exchange as of March 12, 1999 ($0.56/share).

         (c) If, at any time the Company shall determine to register (other than a registration statement on Form S-8 or S-4 or similar form) any of its common stock, the Company will, subject to the further provisions herein set forth, promptly give written notice thereof to H&T; and include in such registration statement all the Shares specified in a written request made by H&T within 15 days after the receipt or such written notice tram the Company; provided, however, that H&T shall have such notice and registration rights only to the extent that the Company does not have an effective registration statement covering the shares. Such registration shall provide for the sale of the shares included therein from time to time during the six months (the "Sale Date") from the effective date of the Registration Statement, subject to the provisions hereinafter set forth. All registration, filing, qualification and printing expenses incurred in connection with the Registration Statement shall be for the account of the Company,


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provided that all fees and disbursements of counsel retained by H&T with respect to such Registration Statement and all brokerage or similar commissions or discounts incurred by H&T in connection with the sale of the Shares shall be for the account of H&T in connection with the sale of the Shares shall be for the account of H&T. The Company shall have no obligation to declare the Registration Statement effective. If the offering included in such Registration Statement is underwritten, H&T at the election of the underwriter shall either include such Shares in such underwritten offering, reduce the number of securities registered or delay his offering in any case upon such terms and conditions as determined by the underwriter in its sole discretion. If the offering is delayed, the six month period referred to above shall commence upon the expiration of any such delay.

         (d) Should H&T be terminated for cause before the Options are exercised, the Options shall expire and thereafter become null and void.

     7. TERMINATION FOR CAUSE.

         (a) Subject to the provisions of subparagraph (b) below, the Company may discharge H&T and the Executives for "Cause" (as that term is defined below) and thereby terminate H&T's engagement under this Agreement.

         (b) For purposes of this Agreement, the Company shall have "Cause" to terminate H&T's engagement if H&T or the Executives, in the reasonable judgment of the Company, (i) materially breach any of its/their duties or obligations under this Agreement and has not cured or commenced in good faith to cure such breech within thirty days after notice; (ii) embezzles or converts to their own use any funds of the Company or any client or customer of the Company; (iii) converts to their own use or unreasonably destroys any property or the Company, without the Company's consent; (iv) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to a controlled substance or any drug whatsoever.

         (c) Notwithstanding the foregoing, H&T shall not be deemed to have been terminated for Cause unless and until H&T has first received thirty (30) days' prior written notice from the Company specifying the nature of the Cause alleged (the "Intent to Dismiss Notice") and H&T and the Executives shall have failed to cure or commenced in good faith to cure any such breach within thirty days after the receipt of the intent to Dismiss Notice.

     8. TERMINATION WITHOUT CAUSE/FOR GOOD REASON. In the event

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that the Company shall terminate this Agreement without Cause or H&T shall terminate this Agreement for "Good Reason", as that term is defined in Paragraph 8(c), then the Company shall:

         (a) Pay H&T as severance pay the remainder, if any, of the Base Wage for the first year of the contract term which shall be payable in monthly installments until such amount is paid in full;

         (b) Maintain in full force and effect all employee benefits then being afforded to H&T's Executives for a period of six (6) months after termination or for the balance of the first year of the Term, whichever is less. In the event that H&T's participation in any such benefit plan or program is barred or otherwise prohibited by law, the Company shall arrange to provide H&T with benefits substantially similar to those which H&T is entitled to receive under such plans and programs.

         (c) For purposes of this paragraph 8, "Good Reason" means the failure by the Company to comply with the material provisions of this Agreement which failure is not cured within thirty (30) days following the giving of written notice thereof to the Company's Board of Directors ("Notice of Termination for Good Reason").

     9. DISPUTE RESOLUTION. In the event that H&T disputes the Company's determination that Cause exists for terminating this Agreement, or the Company disputes H&T's determination that Good Reason exists for termination of this Agreement, either party disputing such a determination shall serve the other with written notice of such dispute ("Dispute Notice") within thirty (30) days after receipt of the Dismissal Notice or Notice of Termination for Good Reason, as the case may be. Within fifteen (15) days thereafter, H&T or the Company, as the case may be, shall, in accordance with the Rules of the American Arbitration Association ("AAA"), file an application with the AAA for arbitration of the dispute, the costs thereof to be shared equally by H&T and the Company.

     10. [Intentionally omitted].

     11. [Intentionally omitted].

     12. RESTRICTIVE COVENANT.

         (a) During the Term of this Agreement and for a period of six (6) months following termination of this Agreement pursuant to Paragraphs 7 or 8, H&T Executives undertake and agree

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that they shall not compete, directly or indirectly or participate as a director, officer, employee, representative or otherwise, or as stockholder, partner or joint venture, or have any director or have any direct or indirect financial interest in any business competing directly with the pallet business of Company or any of its subsidiaries with any geographical area in which the business of the Company or its subsidiaries is being conducted during the Term of the Agreement.

         (b) Should the duration, geographical area or range of prescribed activities contained in subparagraph (a) above be held unreasonable by any court of competent jurisdiction, then such duration, geographical area or range of prescribed activities shall be modified to such degree as to make it or them reasonable and enforceable.

     13. TRADE SECRETS. During the Term hereof and after termination or expiration of this Agreement for any reason, H&T and the Executives shall not disclose, divulge, copy or otherwise use any trade secret of the Company or its subsidiaries other than any knowledge or information already known to H&T prior to this Agreement, it being acknowledged that all such new information and materials compiled or obtained by or disclosed to H&T while employed by the Company or its subsidiaries hereunder or otherwise are confidential and the exclusive property of the Company and its subsidiaries.

     14. INJUNCTIVE RELIEF. The parties hereto agree that the remedy at law for any breach of the provisions of Paragraph 12 will be inadequate and that the Company or any of its subsidiaries or other successors or assigns shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights and remedies of the Company or any of its subsidiaries or successors or assigns might have for such breach.

     15. COUNSEL FEES AND INDEMNIFICATION.

         (a) In the event that it becomes necessary or desirable for H&T to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all their rights under this Agreement, including participation in any proceeding contesting the validity or enforceability of this Agreement and any arbitration proceeding pursuant to Paragraph 9, H&T shall be entitled to recover from the Company their reasonable attorney's fees and costs and expenses in connection with the enforcement of their rights. No fees shall be payable if the Company is successful on the merits.

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         (b) The Company shall indemnify and hold H&T and the Executives harmless to the maximum extent permitted by the law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by H&T and/or the Executives, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which H&T and/or the Executives is/are made or is/are threatened to be made a party by reason of any act or omission of H&T and the Executives in their capacity as an officer, director, or employee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor. Expenses (including attorneys' fees) incurred by H&T and the Executives in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of H&T and the Executives to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified by the Company as authorized in this Paragraph 15(b).

     16. MISCELLANEOUS.

         (a) NOTICES. Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return receipt requested, or sent by overnight express mail or courier or facsimile to such address, if a party has a facsimile machine. Notice shall be deemed to have been given and received when so hand-delivered or after three business days when so deposited in the U.S. Mail, or when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The Addresses are:

                To H&T and/or the Executives:

                        Hershhorn & Trichon, LLC
                        C/o Mark P. Hershhorn
                        2228 East Deerfield Drive
                        Upper Providence, Pa. 19063

                To the Company:

                        3647 South Green Road
                        Suite 201
                        Beachwood, Ohio 44122

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         (b) ENFORCEABILITY. If any provision of this Agreement shall be held invalid or unenforceable, in whole or in part, such provisions shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

         (c) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, including their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by H&T.

         (d) WAIVER OR BREACH. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of this party to exercise any right hereunder shall not bar the later exercise thereof.

         (e) GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania. Each of the parties agrees that he or it, as the case may be, shall deal fairly and in good faith with the other party in performing, observing and complying with the covenants, promises, duties, obligations, terms and conditions to be performed, observed or complied with by him or it, as the case may be, hereunder; and that this Agreement shall be interpreted, construed and enforced in accordance with the foregoing covenant notwithstanding any law to the contrary.

         (f) HEADINGS. The headings of the various sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

         (g) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed and delivered by and through their

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authorized representatives.

FIX-CORP INTERNATIONAL, INC.  ATTEST:


By:_________________________________          _____________________________________
        [An authorized officer]                                         [SEAL]

         HERSHHORN & TRICHON, LLC

By:_________________________________          _____________________________________
             Mark P. Hershhorn                                   Witness
                Manager

____________________________________          _____________________________________
             Mark P. Hershhorn                                   Witness

____________________________________          _____________________________________
             James L. Trichon                                    Witness

____________________________________          _____________________________________
        Constantinos I. Costalas                                 Witness

____________________________________          _____________________________________
                   Mark Fixler                                   Witness

____________________________________          _____________________________________
            Lawrence Schmelzer                                   Witness

____________________________________          _____________________________________
                Michael DiSanto                                  Witness

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

____________________________________          _____________________________________
                  Andrew Press                                   Witness

____________________________________          _____________________________________
               Gary DeLaurentis                                  Witness


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